Exhibit 99.1

FOR IMMEDIATE RELEASE

ARTISTdirect to Suspend SEC Reporting Obligations

Santa Monica, CA, August 5, 2009 – ARTISTdirect, Inc. (OTCBB: ARTD) a digital Internet media company, today announced that it has filed a Form 15 with the United States Securities and Exchange Commission (“SEC”) to suspend the company’s SEC reporting obligations.

Upon the filing of the Form 15, the company’s obligation to file periodic and current reports with the SEC, including Forms 10-K, 10-Q and 8-K, will be immediately suspended.

The company expects the registration of its common stock will be terminated 90 days after such filing.  Upon termination of the registration of its common stock, the company’s securities will not be eligible for trading on any national exchange or the OTC Bulletin Board; however, the company’s securities may be eligible for quotation on the Pink Sheets by broker dealers.

“The company’s board of directors approved the filing of the Form 15 after careful consideration of the advantages and disadvantages of continuing its SEC reporting obligations,” said ARTISTdirect, Inc., Chief Executive Officer Dimitri Villard.  “Suspending the SEC reporting obligations will allow the company to eliminate the substantial expenses associated with SEC reporting and compliance, while reallocating those resources to support business operations.  It will also enable management to focus more of its time and efforts on managing and developing the business and enhancing shareholder value.”

About ARTISTdirect, Inc.

ARTISTdirect, Inc. (OTC BB ARTD – NEWS) is a publicly-held holding company with two operating subsidiaries: ARTISTdirect Internet Group, Inc. (“ADIG”), which operates one of the largest destination sites on the Internet for music and motion picture news, information and streaming music.  ADIG also operates an ad network that is currently ranked 5th in comScore’s ranking of music sites.  Peer Media Technologies, Inc., incorporating the company’s MediaDefender and MediaSentry units, provides intellectual property protection and business information services to major motion picture studios, record labels, television networks, gaming companies and software publishers, and Internet marketing services to advertising agencies and other clients.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements, usually indicated by such words as “believe,” “estimate,” “project,” “expect,” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  These risks include, but are not limited to, the ability of the Company to realize cost reductions and reallocate resources to support business operations, to develop the business and enhance shareholder value, to accomplish the timely development and market acceptance of new services and technologies, to secure additional sources of financing, to deal with the impact of changing economic conditions, and to deal with internet advertising and other operational issues identified in the Company’s December 31, 2008 Annual Report on Form 10-K and March 31, 2009 Quarterly Report on Form 10-Q.  There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this news release.

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Contact:

Dick Lippin, Jim Benson

The Lippin Group

323.965.1990